Exhibit 2.02
     AMENDMENT dated as of December 1, 2006 (this “Amendment”), between ANDREW CORPORATION, a Delaware corporation (the “Buyer”), and EMS TECHNOLOGIES, INC., a Georgia corporation (the “Seller”).
          A. Reference is made to the Asset Purchase Agreement dated as of October 31, 2006 (the “Purchase Agreement”), between the Seller and the Buyer. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Purchase Agreement.
          B. The Seller and the Buyer wish to amend certain provisions of the Purchase Agreement.
          Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1. Amendment to Section 5.6(e). Section 5.6(e) of the Purchase Agreement is hereby amended by deleting each reference to the phrase “November 30, 2006” and replacing it with the phrase “December 1, 2006”.
          SECTION 2. Amendment to Section 5.18. Section 5.18 of the Purchase Agreement is hereby amended by deleting the current text of Section 5.18 in its entirety and replacing it with the language set forth below:
     “SECTION 5.18. Product Authorizations. Within 30 days after the end of each calendar month beginning with the month in which the Closing occurs, the Seller shall pay to the Buyer an amount equal to the sum of (x) (a) $1,333, multiplied by (b) the number of days from and after the Closing in such calendar month that the Product Authorization for EkoCell II has not been obtained, (y) (a) $724, multiplied by (b) the number of days from and after the Closing in such calendar month that the Product Authorization for EkoLink Plus has not been obtained, and (z) (a) $2,943, multiplied by (b) the number of days from and after the Closing in such calendar month that the Product Authorization for MirrorCell II has not been obtained; provided, however, that the Seller shall have no obligation under clause (x), (y) or (z), as applicable, of this Section 5.18 if the Buyer determines not to manufacture, market, distribute or sell the product that is the subject of such Product Authorization for any reason other than the failure to obtain such Product Authorization; provided, further, that the obligation of the Seller under this Section 5.18 shall not exceed $900,000. The Buyer agrees to cooperate with the Seller in good faith and with reasonable promptness in the Seller’s efforts to obtain the Product Authorizations; provided that this sentence shall not (i) affect Seller’s obligations under Section 2.4(g) (Excluded Liabilities) with respect to the matters described on Schedule 3.7; (ii) require the Buyer or any of its Affiliates to incur any costs, expenses or other Losses unless the Seller reimburses the Buyer or such Affiliate for such costs, expenses or other Losses; or (iii) require the Buyer to take any action that would materially interfere with the normal operations of the Buyer (including the operations of the Business).”

          SECTION 3. Amendment to Section 7.3. Section 7.3 of the Purchase Agreement is hereby amended by deleting subsection (f) thereof in its entirety.
          SECTION 4. Amendment to Section 9.1. (a) Section 9.1(c) of the Purchase Agreement is hereby amended by deleting each reference to the phrase “prior to November 30, 2006” and replacing it with the phrase “on or prior to December 1, 2006”.
          (b) Section 9.1(d) of the Purchase Agreement is amended by deleting reference to the phrase “by November 30, 2006” and replacing it with the phrase “on or prior to December 1, 2006”.
          SECTION 5. Continuing Effect of Purchase Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of either party hereto that would require an amendment, waiver or consent of such party except as expressly stated herein. Except as specifically stated herein, the Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms “Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Purchase Agreement as modified hereby.
          SECTION 6. Landlord Consents. (a) Notwithstanding anything to the contrary in the Assignment of Lease, Consent to Assignment by Landlord and Assumption of Lease by Assignee Agreement, to be entered into on or prior to the Closing by Northwoods Investors, LLC, the Seller and the Buyer (the “Assignment of Lease”), as between the Seller and the Buyer nothing in the Assignment of Lease shall enlarge, restrict or otherwise modify any Assumed Liabilities or Excluded Liabilities relating to the Leased Real Property thereunder.
          (b) To the extent The Seller continues to be the “Tenant” under the Lease Agreement dated May 16, 2003 between ING Clarion, as successor-in-interest to LIT PC, L.P., and the Seller (the “Lease”) following the Closing under the terms of the Lease, the Seller shall, if instructed by the Buyer, exercise the option to renew the Lease on behalf of the Buyer as “assignee” under the Lease and will provide to the Buyer the other benefits and rights arising thereunder.
          SECTION 7. Lenders’ Consent. If (i) the Lenders, as defined in the U.S. Revolving Credit Agreement dated as of December 10, 2004 among the Seller, the Lenders party thereto and SunTrust Bank, as Administrative Agent, as amended (the “Credit Agreement”), do not release the liens created by the Credit Agreement, the Security Agreement dated as of December 10, 2004 by the Seller and its subsidiaries signatory thereto in favor of SunTrust Bank, as Collateral Agent, the Trademark Security Agreement dated as of December 10, 2004 by the Seller in favor of SunTrust Bank, as Collateral Agent, and the Patent Security Agreement dated as of December 10, 2004 by the Seller in favor of SunTrust Bank, as Collateral Agent, or (ii) SunTrust Bank does not release the liens created by the UCC Financing Statement (No. 011691) filed with Gwinnett County, Georgia on November 4, 2003, with respect to all or any portion of the Transferred Assets on or before the Closing Date, the Seller shall take any and all steps necessary to terminate such liens, all at no cost or expense to the Buyer.

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          SECTION 8. Seller Disclosure Schedules. For the purposes of the Purchase Agreement, Schedule 3.7 shall be deemed to include the product identified on Schedule I to this Amendment, which also has not received the Federal Communications Commissions equipment certification, in addition to the products originally identified on such schedule.
          SECTION 9. Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of New York.
          SECTION 10. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

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     IN WITNESS WHEREOF, the Seller and the Buyer have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANDREW CORPORATION

By:
Name:
Title:

EMS TECHNOLOGIES, INC.

By:
Name:
Title:

Schedule I
MirrorCell II